EXHIBIT 4.13

DBSKWONG ON BANK
Our ref : DKOB/CS&S/LK/CCB493
Date: 25 April 2003

Bonso Electronics Limited
Unit 1106-1110, Star House
3 Salibury Road
Tsimshatsui, Kowloon

Attention: Ms Cathy Pang
------------------------

Dear Sirs,

           Banking Facilities : Bonso Electronics Limited ("Borrower")
           -----------------------------------------------------------

     We, DBS Kwong On Bank Limited ("Bank"), refer to our letter dated 16 May 2002 setting out the facilities made available to you ("the Existing Facility Letter").

     We are pleased to confirm that all the terms under the Existing Facility Letter shall remain unchanged except the following variations until further notice

     Facilities:

2a.  Letter of Credit - BKD11,000,000.

     The following clause is added under this Facility:

     Beneficiaries of local letters of credit and each of its individual limits are each subject to the Bank's prior written approval on case by case basis (if so required by the Bank). The Bank may from time to time carry out at the Borrower's expense updated searches of the beneficiaries of local letters of credit. All related costs and fees may be debited to the Borrower's account.

Conditions Precedent:

The following documentation under this heading will no longer be required:
                                               ---------------------------

(b) (i) the Bank's standard form all movies Memorandum of Charge on Deposit Accounts duly executed by the Borrower;

     (ii) the deposit by the Borrower for an amount of not less than HKD3,000,000.- or its equivalent in US Dollars, with interest being maintained with the Bank;

The clause Section 83 of the Banking Ordinance is substituted by the following clause:

Relationship with Directors/Employees: As a liceneed bank, the Bank is subject to certain limitations on advances to persons related to the directors or employees of the Bank or of other DBS Group banks. By signing this Letter, the Borrower confirms to the Bank that it is not in any way related to any of the directors or employees of the Bank and/or its parent The Development Bank of Singapore Limited or its other subsidiaries, including Dao Heng Bank Limited and Overseas Trust Bank Limited. The Borrower undertakes, upon becoming so related at any time while any loan or other indebtedness to the Bank is outstanding, immediately to advise the Bank in writing.

  DBSKWONG ON BANK
  ---------

  Bonso Electronics Limited

     A handling fee of HKD 10,000.- will be debited to your account.

     Please sign the enclosed copy of this Letter and return it to the Bank for the attention of Mr James Cheung, within one month from the date of this Letter.

     If you have any queries, please contact our Senior Relationship Manager Mr James Cheung, whose telephone number is 2218-4804.

     We are pleased to be of service to you.

Signed for and on behalf of DBS Kwong On Bank Limited by



/s/                                         /s/
-----------------------------               -------------------------------
Authorised Signature                        Authorised Signature
Credit Support & Services                   Sales & Distribution
Enterprise Banking                          Enterprise Banking

LK/CC/cy


We agree to the terms of this Letter.


Signed for and on behalf of
Bonso Electronics Limited


For and on behalf of
BONSO ELECTRONICS LTD.

/s/ Cathy Kit Teng Pang
-----------------------------